                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Washington Banking Company

We consent to the incorporation by reference in the registration statements (No. 333-57431 and No. 333-72436) on Form S-8 of Washington Banking Company of our report dated January 23, 2004, relating to the consolidated statements of financial condition of Washington Banking Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the two years then ended. Such report appears in Washington Banking Company's Annual Report on Form 10-K for the periods ended December 31, 2003 and 2002.


Moss Adams LLP


Bellingham, Washington
March 22, 2004